Kirkpatrick & Lockhart Nicholson Graham LLP	1601 K Street, N.W. Washington, DC 20006-1600 202.778.9000 Fax 202.778.9100 www.klng.com

June 27, 2006

The Dreyfus/Laurel Funds, Inc.
200 Park Avenue — 55th Floor
New York, New York 10166

Re:	The Dreyfus/Laurel Funds, Inc. Dreyfus Premier Strategic Income Fund File Nos. 33-16338; 811-5270 Post-Effective Amendment No. 99

Ladies and Gentlemen:

           In connection with the filing of Post-Effective Amendment No. 99 to the Registration Statement on Form N-1A (File Nos. 33-16338 and 811-5270) of The Dreyfus/Laurel Funds, Inc. (the “Company”) which you are about to file with the Securities and Exchange Commission, we hereby consent to the reference to our firm as “counsel” in the Statement of Additional Information of Dreyfus Premier Strategic Income Fund, a series of the Company, incorporated by reference into the Prospectus of Dreyfus Premier Strategic Income Fund.

Very truly yours, /s/Kirkpatrick & Lockhart Nicholson Graham LLP